Hologic Preliminary Revenues Increase 8% to Approximately $791 Million in the First Quarter of Fiscal 2018

-- Company Expects Non-GAAP Effective Tax Rate of 23% to 24% in Fiscal 2018 --

MARLBOROUGH, Mass., Jan. 8, 2018 /PRNewswire/ -- Hologic, Inc. (Nasdaq: HOLX) announced today preliminary revenue results for its first fiscal quarter ended December 30, 2017.

The Company expects to report total revenues of approximately $791 million, an increase of almost 8% compared to the prior year period, and a 7% increase in constant currency. These preliminary results compare to the Company's prior guidance range of $775 to $790 million. Revenues by division are expected to be:

$s in millions	Preliminary Q1'18*	Q1'17
Diagnostics	$285	$325
Diagnostics ex. Blood	$272	$260
Breast Health	$288	$273
Medical Aesthetics	$91	-
GYN Surgical	$108	$115
Skeletal Health	$20	$21
Total	$791	$734

* Numbers in column do not foot due to rounding.

As a reminder, revenue changes compared to the prior year period are affected by the divestiture of the blood screening business, which closed in January of 2017, and the acquisition of Cynosure, which closed in March of 2017. Hologic also had four fewer selling days in the first quarter of fiscal 2018 than in the prior year period.

In addition, primarily as a result of the recent passage of comprehensive U.S. tax reform legislation, the Company expects its non-GAAP effective tax rate to be approximately 23% to 24% in fiscal 2018, lower than its prior guidance of approximately 31%. The Company expects its GAAP effective tax rate to be negative for the year, largely based on the revaluation of its deferred taxes, but this analysis is ongoing.

"We expect to post solid first quarter revenue just above our guidance range, driven by strength in our breast health, molecular diagnostics and international businesses," said Steve MacMillan, Hologic's Chairman, President and Chief Executive Officer. "In addition, U.S. tax reform will allow us to achieve a lower effective tax rate in fiscal 2018, increasing our profitability while simultaneously providing opportunities to re-invest in the business to drive future growth."

Hologic is providing these updates in advance of the Company's participation in the 36th Annual J.P. Morgan Healthcare Conference, which begins today. The Company will post its conference presentation to the investors section of its website at http://investors.hologic.com/. Live webcasts of the Company's presentation and question and answer session, which begin at 11 a.m. Pacific Time on January 9, may be accessed on the investors section of Hologic's website at http://investors.hologic.com. The webcasts will be available for 30 days following the events.

The preliminary revenue results described in this press release are estimates only and are subject to revision until the Company reports its full financial results for the first quarter of fiscal 2018 on February 8, 2018. Actual results may differ materially from those estimated.

Use of Non-GAAP Financial Measures

The Company has presented certain non-GAAP financial measures in this press release: constant currency percentage change in revenues, and tax rate. Constant currency calculations show reported current period revenues as if the foreign exchange rates remain the same as those in effect in the comparable prior year period. These non-GAAP financial measure should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The Company's definition of these non-GAAP measures may differ from similarly titled measures used by others.

The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. The Company generally uses these non-GAAP financial measures to facilitate management's financial and operational decision-making, including evaluation of Hologic's historical operating results and comparison to competitors' operating results. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures (when they become available), may provide a more complete understanding of factors and trends affecting Hologic's business.

Because non-GAAP financial measures exclude the effect of items that increase or decrease the company's reported results of operations, management strongly encourages investors to review, when they become available, the Company's consolidated financial statements and publicly filed reports in their entirety.

About Hologic, Inc.

Hologic, Inc. is an innovative medical technology company primarily focused on improving women's health and well-being through early detection and treatment. For more information on Hologic, visit www.hologic.com.

Hologic and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statements

This news release contains forward-looking information that involves risks and uncertainties, including statements relating to the Company's anticipated revenue results and non-GAAP tax rate for fiscal 2018. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks and uncertainties that could adversely affect the Company's business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: U.S., European and general worldwide economic conditions and related uncertainties; the Company's reliance on third-party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement and uncertainties for new products or product enhancements; uncertainties regarding recently passed U.S. tax reform legislation and healthcare reform legislation, including associated tax provisions, or budget reduction or other cost containment efforts; changes in guidelines, recommendations and studies published by various organizations that could affect the use of the Company's products; risks associated with acquisitions, including, without limitation, the Company's ability to successfully integrate acquired businesses, the risks that the acquired businesses may not operate as effectively and efficiently as expected even if otherwise successfully integrated; the risks of conducting business internationally; the risk of adverse exchange rate fluctuations on the Company's international activities and businesses; the Company's ability to predict accurately the demand for its products, and to develop strategies to address its markets successfully; and competition.

The risks included above are not exhaustive. Other factors that could adversely affect the Company's revenue results and tax rate are described in the filings made by the Company with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

Contact

Michael Watts
Vice President, Investor Relations and Corporate Communications
(858) 410-8588